Exhibit 10.9

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”) dated as of December 1, 2008, is made by and between Hawaiian Telcom Communications, Inc., a Delaware corporation, on behalf of itself and its subsidiaries (collectively, “HT” or the “Debtors”) Zolfo Cooper Management, LLC (“ZC”) a New Jersey limited liability corporation and Kevin Nystrom (“Nystrom”), relating to Hawaiian Telcom and its subsidiaries.

Recitals:

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which ZC will perform management services for the Debtors, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.             Engagement.  The Debtors hereby engage ZC and Nystrom as an independent contractor to the Debtors, and ZC and Nystrom hereby accepts such engagement, on the terms and conditions set forth in this Agreement.  The Debtors are hereby acquiring from ZC the services of Nystrom, and additional individuals (the “Associate Directors”) as set forth below.  All compensation for the services and actions of ZC, Nystrom and Associate Directors under this Agreement will be paid to ZC.

2.             Duties.

(a)           Subject to satisfaction of the condition precedent set forth in Section 3 hereof, ZC will assign Nystrom as the COO and Associate Directors to perform other services required of ZC hereunder.

(b)           Nystrom will lead the restructuring efforts as directed by the Board, the Executive Committee and Special Committee, as may be appropriate and shall be authorized to make decisions with respect to all aspects of the management and operation of the Debtors’ business, including without limitation organization and human resources, marketing and sales, logistics, finance and administration and such other areas as he may identify, in such manner as he deems necessary or appropriate in his sole discretion in a manner consistent with the business judgment rule and the provisions of local law and the United States Bankruptcy Code applicable to the obligations of persons acting on behalf of corporations, subject only to appropriate governance by the Board in accordance with the Debtors’ charters, Bylaws, other governing documents (if any) (collectively the “Constitutive Documents”) and applicable state law.  ZC, Nystrom and Associate Directors (individually, a “Representative” and collectively, the “Representatives”) shall not have any authority to make decisions with respect to hiring or terminating officers, executing transactions or otherwise committing the Debtors or its resources other than in the ordinary course of business unless otherwise approved by the Board and, if required, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy

Court”).  All decisions of Nystrom shall be discussed to the extent Nystrom deems reasonably appropriate with the member or members of the Debtors’ management that Nystrom, in the exercise of his sole discretion, determines to be appropriate prior to the implementation of such decisions and shall be implemented by the management of the Debtors (other than ZC or the Representatives), and any dispute between such management and Nystrom regarding the implementation of such decisions shall be resolved definitively by the Board.

(c)           In undertaking to provide the services set forth herein, ZC and Nystrom do not guarantee or otherwise provide any assurances that it will succeed in restoring the Debtors’ operational and financial health and stability and, except for the amount referenced in Section 4(b) hereof, the Debtors’ obligation to provide the compensation specified under Section 4 hereof shall not be conditioned upon any particular results being obtained by ZC and Nystrom.

(d)           Each Representative shall be entitled, in performing his duties hereunder on behalf of ZC and Nystrom, to rely on information disclosed or supplied to them without verification or warranty of accuracy or validity.

(e)           ZC and Nystrom shall keep the Board, the Debtors’ CEO, the Executive Committee and Special Committee, as applicable, fully apprised of their findings, plans and activities, as appropriate.

(f)            The Debtors are hereby acquiring from ZC approximately 75% of the working time and efforts of Nystrom.

3.             Term.  The term of ZC’s and Nystrom’s engagement hereunder shall commence on the date hereof and shall continue on a month to month basis until terminated by either party at the end of any such month upon written notice to the other party given at least ten days prior to the end of such month.

4.             Compensation.  ZC’s, Nystrom’s and Associate Directors’ compensation hereunder shall consist of the following:

(a)           a monthly fee of $225,000 cash payable to ZC in immediately available funds upon execution of this Agreement and on the first day of each month thereafter throughout the term hereof commencing on December 1, 2008;

(b)           In addition, the Debtors shall pay ZC a restructuring fee (“Restructuring Fee”) of two million dollars ($2,000,000) which shall be payable (i) fifty percent (50%), as definitive agreements with respect to a restructuring plan are executed with binding consents to such a plan by a sufficient number of creditors and/or bondholders to the plan and (ii) fifty percent (50%), as the restructuring is consummated.  The Restructuring Fee will be reduced by monthly fees incurred after January 1, 2009.

(c)           reimbursement of ZC’s, Nystrom’s and Associate Directors’ reasonable out-of-pocket expenses including, but not limited to, costs of travel, reproduction, legal counsel (including legal counsel retained to draft and enforce this Agreement), any applicable state sales or excise tax and other direct expenses.

The Debtors shall pay to ZC the compensation set forth in Sections 4(a) and 4(c) hereof based upon the submission of monthly invoices by ZC setting forth the number of hours each day expended by Representatives on behalf of the Debtors and a detailed listing of the expenses sought to be reimbursed.  The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by ZC, Nystrom and Associate Directors to the Debtors hereunder.

The Debtors acknowledge and agree that the hours worked, the results achieved and the ultimate benefit to the Debtors of the work performed in connection with this engagement may be variable and that the Debtors and ZC and Nystrom have taken this into account in setting the fees hereunder.  No fee payable to any other person or entity by the Debtors or any other party shall affect any fee payable to ZC hereunder.

5.                                      Confidentiality.

(a)           The Debtors, including the Board, shall treat any information received from Representatives as confidential and, except as specified in this Section 5(a), will not publish, distribute or otherwise disclose in any manner any information developed by or received from Representatives without ZC and Nystrom’s or such Representative’s prior written approval.  Such approval shall not be required if either (i) the information sought is required to be disclosed by an order binding on ZC and Nystrom or a Representative and issued by a court having competent jurisdiction over ZC and Nystrom and such Representative and such information is disclosed only pursuant to the terms of such order, (ii) disclosure of such information is otherwise required by federal or state securities law, (iii) the information is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto, or (iv) the information was furnished pursuant to this engagement.

(b)           ZC, Nystrom, and each Representative agrees to treat any information received from the Debtors or its representatives with utmost confidentiality, and except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from the Debtors or its representatives without the Debtors’ prior approval.  Such approval shall not be unreasonably withheld.  The Debtors’ approval is not needed if either (i) the information sought is required to be disclosed by an order binding on ZC and Nystrom, issued by a court having competent jurisdiction over ZC and Nystrom (unless such order specifies that the information to be disclosed is to be placed under seal) and such information is disclosed only pursuant to the terms of such order, or (ii) such information is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

6.             Representations and Warranties.

As an inducement to ZC and Nystrom to enter into this Agreement, the Debtors represents and warrants to ZC and Nystrom as follows:

(a)           The Debtors are either corporations or limited liability companies duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.

(b)           Subject to receipt of the approval by the Bankruptcy Court of the execution by the Debtors of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein nor compliance by the Debtors with any of the provisions hereof or thereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(c)           Subject to receipt of the approval by the Bankruptcy Court of the execution by the Debtors of this Agreement, this Agreement has been duly authorized, executed and delivered by the Debtors and constitutes the legal, valid and binding agreement of the Debtors, enforceable in accordance with its terms.

7.             Indemnification.

(a)           The Debtors shall indemnify and hold harmless Nystrom and Associate Directors, ZC and its principals, , and other ZC employees, representatives or agents (including counsel) (collectively, the “ZC Indemnitees”) from and against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements, including without limitation, the reasonable costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which any ZC Indemnitee is a party)(any such amount being hereinafter sometimes referred to as an “Indemnifiable Loss”), directly or indirectly caused by, relating to, based upon, arising out of or in connection with this engagement of ZC and Nystrom’s by the Debtors or the performance by Representatives of any services rendered pursuant to such engagement, unless there is a final non-appealable order of a Court of competent jurisdiction, at the trial level, finding ZC Indemnitees directly liable for gross negligence or willful misconduct.

(b)           If any ZC Indemnitee is required to testify, prepare for and appear at a deposition or produce documents, at any time after the expiration or termination of this Agreement at any administrative or judicial proceeding relating to any services provided by ZC and Nystrom hereunder, then ZC Indemnitees shall be entitled to be compensated by the Debtors for ZC Indemnitee’s associated time charges at the regular hourly rates in effect at the time and to be reimbursed for reasonable out-of-pocket expenses, including counsel fees.

(c)           The Debtors have furnished to ZC and Nystrom a true, correct and complete copy of the Fiduciary Liability Insurance issued by Federal Insurance Company, Policy No. 6802-6242, Directors and Officers and Employment Practices Liability Insurance issued by National Union Insurance, Policy No. 4792639, Excess Directors and Officers and Employment Practices Liability Insurance issued by 1) XL Insurance, Policy No. ELU104555-08 and 2) Federal Insurance Company, Policy No. 6802-6479, and Classic Side A issued by XL Specialty Insurance Co. Policy No. ELU104553-08 (collectively the “Policies” and the “Insurers”).  The Debtors represent that the Policies are in full force and effect and that no event has occurred that constitutes or, with the passage of time or notice would constitute, an event of default thereunder or that would otherwise give the Insurers any right to cancel such Policies.  Promptly and in any event within two business days of the Debtors approving this Agreement, the Debtors shall notify the Insurers of the election of Nystrom as Chief Operating Officer and of the appointment of any Associate Directors who become an officer of the Debtors.  The Debtors shall cause their insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of ZC and Nystrom, in the manner set forth herein, and Nystrom and any Associate Directors who become officers of the Debtors shall have all indemnities available to the officers of the Debtors pursuant to the Debtors’ Constitutive Documents.  As long as the same can be done at a commercially reasonable cost, the Debtors shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amounts as that provided under the Policies during the term of this Agreement, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurers.  Upon any cancellation or nonrenewal of the Policies by the Insurer, as long as the same can be done at a commercially reasonable cost, the Debtors shall exercise their rights under the applicable clause of the Policies to extend the claim period for a one-year “discovery period” and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein.  The Debtors shall use commercially reasonable efforts, in connection with the next renewal of the Policies, to negotiate to extend the discovery period set forth in the Policies from one to three years as long as the same can be obtained at a commercially reasonable cost.

8.             Limitations on Liability.  The Debtors agree that Nystrom, Associate Directors, and ZC and its personnel will not be liable to the Debtors for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to ZC pursuant to this agreement, unless there is a final non-appealable order of a court of competent jurisdiction, at the trial level, finding ZC Indemnities directly liable for gross negligence or willful misconduct.  In no event will the Debtors, ZC and Nystrom or their personnel be liable for special, punitive or exemplary loss, damages or expenses relating to this engagement.  These limitations on liability provisions extend to the employees, representatives, agents and counsel of ZC and Nystrom.

The limitation on liability and indemnification provisions contained in this agreement shall survive the completion or termination of this agreement.

9.             Independent Contractor.  The parties intend that ZC, Nystrom and Associate Directors shall render services hereunder as independent contractors, and nothing herein shall be construed to be inconsistent with this relationship or status.  Representatives shall not be entitled to any benefits paid by the Debtors to its employees.  ZC shall be solely responsible for any tax consequences applicable to Representatives by reason of this Agreement and the relationship established hereunder, and the Debtors shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Representatives’ performance of management services hereunder.  The parties agree that, subject to the terms and provisions of this Agreement, ZC and Nystrom may perform any duties hereunder and set Representatives’ own work schedule without day-to-day supervision by the Debtors.

10.          Offer of Employment.  The Debtors agree to promptly notify ZC and Nystrom if they extends (or solicits the possible interest in receiving) an offer of employment to an employee or principal of ZC and agrees that it will pay ZC a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus, to be paid to ZC’s former principal or employee that the Debtors hire at any time up to one year subsequent to the date of the final invoice rendered by ZC and Nystrom with respect to this Agreement.

11.          Trial.  Each party agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with the engagement of ZC and Nystrom by the Debtors or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.  The provisions of this paragraph have been fully discussed by the Debtors, ZC and Nystrom and these provisions shall be subject to no exceptions.  Neither party has agreed with or represented to the other that the provisions of this section will not be fully enforced in all instances.

12.          Jurisdiction.  Each party hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to the engagement of ZC and Nystrom by the Debtors or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the Bankruptcy Courts of United States of America for the District of Delaware, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the respective party at their address set forth below or at such other address of which ZC and Nystrom and the other parties shall have been notified pursuant thereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive damages.

13.          Survival of Agreement.  Except as provided in this Agreement, the obligations set forth under the above captioned Confidentiality, Indemnification, Limitation on Liability, Compensation, Offer of Employment, Trial, and Jurisdiction sections shall survive the expiration, termination, or supersession of this agreement.

14.          Conflicts.  ZC and Nystrom confirms that no employee of ZC and Nystrom has any financial interest or business connection with the Debtors.  However, in the case of public companies, ZC and Nystrom employees may own publicly traded shares and bonds.  Additionally, we have run an initial conflict check through ZC’s relationship database, which is an Access computer database containing names of individuals and entities that are present or recent former clients of ZC (the “Database”).  ZC then reviewed those results, which review was completed under the supervision of the in-house General Counsel of ZC.  A summary of such relationships is et forth in Schedule1 to the Affidavit.  Based upon the information presently available, we are aware of no conflicts in connection with this engagement.  It is understood and agreed that ZC and Nystrom may accept the representation of other persons whose general business interest may compete with Debtors’ interests or be adverse to Debtors’ interest, so long as there is no actual or direct conflict of interest.  The Debtors understand and agree that their name will be added to ZC Database.

15.          Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

16.          Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

17.          Construction.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.

18.        Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Debtors:

Hawaiian Telcom Communications, Inc.

c/o The Carlyle Group

520 Madison Avenue

New York, NY  10022

and

Hawaiian Telcom Communications, Inc.

1177 Bishop Street

Honolulu, HI  96813

Attention:  President and Chief Executive Officer

If to ZC:

Zolfo Cooper Management, LLC

101 Eisenhower Parkway, 3rd Floor

Roseland, NJ  07068

Attention:  Elizabeth S. Kardos

If to Nystrom:

Zolfo Cooper Management, LLC

101 Eisenhower Parkway, 3rd Floor

Roseland, NJ  07068

Attention:  Elizabeth S. Kardos

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

19.        Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

20.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

21.          Entire Agreement. This Agreement and the other documents delivered pursuant hereto, if any, constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ Eric K. Yeaman
Title:CEO & President

ZOLFO COOPER MANAGEMENT, LLC

By:	/s/ Elizabeth S. Kardos
Title:Managing Director

KEVIN NYSTROM

By:	/s/ Kevin Nystrom
Kevin Nystrom
Title: Senior Director